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EXHIBIT 10.13


                 EXCLUSIVE DISTRIBUTION RIGHT LICENSE AGREEMENT


         This EXCLUSIVE DISTRIBUTION RIGHT LICENSE AGREEMENT (this "AGREEMENT") is made and entered into by and between Kabushiki Kaisha Gatefor (hereinafter referred to as "DISTRIBUTOR") and PPOL Inc., a California business corporation (hereinafter referred to as "PPOL"), based on the mutual agreement between Distributor and PPOL that PPOL shall grant, on and after October __, 2004, being the effective date of this Agreement, to Distributor the exclusive distribution right which was granted to Object Innovation Inc., a Florida business corporation (hereinafter referred to as "FORMER DISTRIBUTOR") under
Article 2 "Grant of Right" of the certain Exclusive Distribution Right Agreement relating to the domestic marketing of the certain software product "BridgeGate" (hereinafter referred to as the "PRODUCT") in Japan, executed as of May 26, 2004 by and between PPOL and Former Distributor (hereinafter referred to as the "ORIGINAL AGREEMENT").

SECTION 1.        SUCCESSION OF ORIGINAL AGREEMENT

Distributor shall succeed the rights, duties and obligations under the Original Agreement executed between PPOL and Former Distributor as a whole, including any and all terms and conditions, accompanying miscellaneous provisions and supplementary provisions as well as exhibits.

PROVIDED, HOWEVER, that, in light of the fact that Distributor is a business corporation incorporated under the laws of Japan, should any inconsistency arise with respect to the interpretation of the laws and regulations, Distributor and PPOL shall respond to the problems in good faith through mutual consultation.

SECTION 2.        ASSIGNMENT OF DISTRIBUTION RIGHT

2.1 Although PPOL covenanted in the Original Agreement that it would assign the exclusive distribution right referenced in the preamble hereof to a domestic corporation or subsidiary in Japan majority of whose shares would be held and effectively controlled by PPOL within 180 days from the date of the Original Agreement, PPOL shall, as a condition precedent hereto, obtain the consent and the approval of Former Distributor that PPOL will continue to hold the said exclusive distribution right for a considerable period and the above-mentioned covenant shall cease to exist through separate consultation with Former Distributor.

2.2 PPOL shall hereby consent to grant to Distributor the authority to discuss and negotiate with Former Distributor with respect to the future development of marketing activities in Japan in the course of practical discussion and negotiation with Former Distributor.

SECTION 3.        TERM

The initial terns of this Exclusive Distribution Right License Agreement shall be three (3) years running from October __, 2004 to October __, 2007. PROVIDED, HOWEVER, that Distributor and PPOL may terminate and extend this Agreement through mutual consultation regardless of the effectiveness and binding force of the specific provisions such as the effective date, termination date and automatic another one year renewal provisions or early termination by written mutual consent provision of the Original Agreement.


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SECTION 4.        GRANT OF ASSOCIATED LICENSE UNDER DISTRIBUTION RIGHT

PPOL shall not, during the Term of the Agreement, derogate the significance of the licenses to develop, modify and duplicate the Software and the Japanese version of the Documentation, create the products, etc, derived therefrom, and the right to solicit the sublicensees for the marketing purpose, provided for in the Original Agreement in association with the backbone provision of Article 2 "Grant of Distribution Right" thereof, and the trademark license (exclusive license of trademark) and the right of appointment of a sub-dealer shall be included herein.

For the avoidance of doubt, restrictions on the exclusive right provided for in
Article 2, Section 2.5 of the Original Agreement shall govern without any reference thereto.

SECTION 5.        IMPLEMENTATION OF CAPITAL INCREASE

In order to facilitate the marketing activities of the Product under the exclusive distribution right, which is the intrinsic objective hereof, in addition to those, solicitation of sublicense and the appointment of sub-dealers in Japan provided for in Section 3 hereof, PPOL shall discharge the obligation to pay in the money in the aggregate amount of 2.7 million yen as capital increase contribution and advance the money temporarily applied to operating funds, to Distributor by the following due date:

         1.       For capital increase contribution
                  in the amount of Y 120 million yen:        by October 15, 2004

         2.       For advance
                  in the amount Y 150 million yen:           by October 25, 2004

SECTION 6.        LICENSE FEE FOR EXCLUSIVE DISTRIBUTION RIGHT

6.1 Distributor shall pay to PPOL the license fee for the exclusive distribution right (hereinafter referred to as "LICENSE FEE") calculated by the following standards:

         (1) Upon the execution of this Exclusive Distribution Right License Agreement, 100 million yen as the advance payment of the License Fee. This amount is calculated based on the assumption that the Gross Sale of the Product will reach the minimum threshold of Y2 billion yen for three (3) years
         (2) In addition, for the Gross Sale up to Y2 billion yen minimum threshold, the amount calculated to the equivalent of 5% of the Gross Sale shall be paid throughout the Term of the Agreement as License Fee.
         (3) For the portion of the Gross Sale exceeding the 2 billion threshold, the amount calculated to the equivalent to 10% of such exceeding portion shall be paid throughout the Term of the Agreement as License Fee.

6.2 Each due date of the payments prescribed in the immediately preceding Paragraph shall be as follows:

         (1) The payment as prescribed in Item (1) above shall be made within 30 days from the date of the Exclusive Distribution Right License Agreement in Japanese yen.


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         (2)      The payment in the amount corresponding to the actual sales performance as prescribed in Items (2) and (3) above shall be made quarterly within 45 days of the end of each quarter in Japanese yen.

SECTION 7         MINIMUM GUARANTEE OF LICENSE FEE

Even if the aggregate Gross Sale for the initial three (3) year period does not reach Y2 billion yen, the Gross Sale shall be deemed to be Y2 billion yen and the License Fee shall be deemed to be Y100 million yen accordingly, the otherwise refundable balance of the amount which Distributor pays to PPOL pursuant to Item (1) of the immediately preceding Section 6 shall be deemed to be applied to the initial franchise fees (KE'NRI-KIN) for the License Fee and no amount shall be refunded or recouped due to the deficit to the said Gross Sale. "

SECTION 8.        TRANSFER OF EXCLUSIVE DISTRIBUTION RIGHT

The exclusive distribution right under this Agreement shall be assigned and transferred free of charge by PPOL to Distributor after three (3) years lapse from the date of this Agreement or, if and when the initial public offering of the shares of Distributor is completed, PPOL shall assign and transfer the rights to Distributor free of charge at the adequate timing and in the adequate way which Distributor and PPOL determine through mutual consultation.

PROVIDED; HOWEVER, that, in each case, prior approval of Former Distributor shall be required.

SECTION 9.        INCORPORATION BY REFERENCE OF ORIGINAL AGREEMENT

The provisions from Article 4 "Maintenance and Support" to Article 16 "Miscellaneous" of the Original Agreement, which lack the corresponding provisions in this Agreement, shall be hereby incorporated by reference.

PROVIDED, HOWEVER, that, Article 9, Section 6 of the initial agreement shall be excluded from such incorporation and with respect to the provisions of Article 16, Section 3 of the initial agreement thereof; since they may not be interpreted adequately as to the relationship between a U.S. corporation and a JAPANESE Japanese corporation, the treatment thereof shall be discussed separately.

SECTION 10.       DAMAGES

10.1 Should any party hereto suffer loss or damage due to the breach of duty under this Agreement by Distributor or PPOL, the party who suffers the damages may demand the compensation for damages to the other party (hereinafter referred to as "INDEMNITOR").

10.2 The scope of the damages to be compensated pursuant to the immediately preceding Paragraph shall confined within the general damages which obviously result from a breach, and even the damages which arise under the special circumstances which are foreseeable by Indemnitor shall be included in such scope.

         In addition, Indemnitor shall pay such other costs including, but not limited to reasonable attorney's fees which the other party may bear.


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SECTION 11.       JURISDICTION

Should any action is required to be brought relating to this Agreement, the parties hereto shall subject to the consent jurisdiction of the Tokyo District and this Agreement shall be governed by the laws of Japan.

SECTION 12.       SETTLEMENT OF DIFFERENCE

Should any difference arise with respect to the matters not specifically provided for herein or the interpretation of any provision hereof, Distributor and PPOL shall settle such difference through good faith consultation between them.


IN WITNESS WHEREOF, the parties hereto have caused this Agreement executed in duplicate by affixing their names and seals below and each party shall retain one (1) original in its possession.



October 1, 2004


           Distributor:             Kabushiki Kaisha Gatefor

                                    52-2, Jungumae 5-chome, Shibuya-ku, Tokyo

                                    By: /s/ Fumitaka Kurimoto   (Seal)
                                        -----------------------
                                        Fumitaka Kurimoto
                                        Representative Director


           PPOL:                    PPOL, Inc.

                                    1 City Blvd. West, Suite 870
                                    Orange, CA 92868
                                    U.S.A.

                                    By: /s/ Hideo Ohkubo        (Seal)
                                        -----------------------
                                        Hideo Ohkubo
                                        CEO


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